Exhibit 5.1

March 23, 2011	Jenner & Block LLP	Chicago
	353 N. Clark Street	Los Angeles
	Chicago, IL 60654-3456	New York
	Tel 312-222-9350	Washington, DC
www.jenner.com

The Hertz Corporation

Brae Holding Corp.

Hertz Claim Management Corporation

HCM Marketing Corporation

Hertz Equipment Rental Corporation

Hertz Local Edition Corp.

Hertz Local Edition Transporting, Inc.

Hertz Global Services Corporation

Hertz System, Inc.

Hertz Technologies, Inc.

Hertz Transporting, Inc.

Smartz Vehicle Rental Corporation

Simply Wheelz LLC

Hertz Entertainment Services Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

Ladies and Gentlemen:

We have acted as counsel to The Hertz Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed above (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $700,000,000 aggregate principal amount of its 7.50% Senior Notes due 2018 (the “Exchange 2018 Notes”), $1,000,000,000 aggregate principal amount of its 6.75% Senior Notes due 2019 (the “Exchange 2019 Notes”) and $500,000,000 aggregate principal amount of its 7.375% Senior Notes due 2021 (the “Exchange 2021 Notes” and, together with the Exchange 2018 Notes and the Exchange 2019 Notes, the “Exchange Notes”) and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange 2018 Notes and related Guarantees will be issued under an indenture dated as of September 30, 2010 (as amended, modified or supplemented from time to time, the “2018 Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”); the Exchange 2021 Notes and related Guarantees will be issued under an indenture dated as of December 20, 2010 (as amended, modified or supplemented from time to time, the “2021 Indenture”), among the Company, the Subsidiary Guarantors and the Trustee; and the Exchange 2019 Notes and related Guarantees will be issued under an indenture dated as of February 8, 2011 (as amended, modified or supplemented from time to time, the “2019 Indenture” and, together with the 2018 Indenture and the 2021 Indenture, the “Indentures”), among the Company, the Subsidiary Guarantors and the Trustee.  The Company will offer the Exchange 2018 Notes in exchange for any and all of $700,000,000 aggregate principal amount of its outstanding 7.50% Senior Notes due 2018 (the “2018 Outstanding Notes”), the Exchange 2019 Notes in exchange for any and all of $1,000,000,000 aggregate principal amount of its outstanding 6.75% Senior Notes due 2019 (the “2019 Outstanding Notes”) and the Exchange 2021 Notes in exchange for any and all of $500,000,000 aggregate principal amount of its outstanding 7.375% Senior Notes due 2021 (the “2021 Outstanding Notes” and, together with the 2018 Outstanding Notes and the 2019 Outstanding Notes, the “Outstanding Notes”).

We have examined the Registration Statement and the Indentures (including the form of each Exchange Note included within each of the applicable Indentures), which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors.

In rendering the opinion that follows, we have assumed:  (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have also assumed that (A) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, each of the Indentures, (C) each of the Indentures is valid, binding and enforceable with respect to the Trustee, and (D) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indentures.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:  (1) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures in exchange for the Outstanding Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and (2) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures in exchange for the Outstanding Notes, the Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantors enforceable against the Subsidiary Guarantors in accordance with their terms.

Our opinions set forth above are subject to the effects of:  (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; (2) general equitable principles (whether considered in a proceeding in equity or at law); (3) the implied covenant of good faith and fair dealing; and (4) public policy.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP